As filed with the Securities and Exchange Commission on February 4, 2014

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Starwood Waypoint Residential Trust

(Exact name of registrant as specified in its charter)

Maryland	80-6260391
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1999 Harrison Street
Oakland, California	94612
(Address of principal executive offices)	(Zip code)

Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan

Starwood Waypoint Residential Trust Equity Plan

(Full title of the plan)

Tamra D. Browne
General Counsel and Secretary
Starwood Waypoint Residential Trust
1999 Harrison Street
Oakland, California 94612
(510) 250-2200
(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common shares of beneficial interest, $0.01 par value per share	2,355,123	$30.02	$70,700,792.46	$9,106.27

(1)         Represents the maximum number of common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), issuable under the Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan (the “Trustee Plan”) and the Starwood Waypoint Residential Trust Equity Plan (together with the Trustee Plan, the “Plans”).  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plans and shares that may become issuable under the Plans by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding Common Shares.

(2)         Represents the average of the high and the low sales prices of the Common Shares on the New York Stock Exchange on February 3, 2014.

(3)         Computed in accordance with Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following document previously filed by Starwood Waypoint Residential Trust (the “Company”) with the SEC is incorporated by reference in this registration statement:

(a)         The Company’s registration statement on Form 10 filed with the SEC on January 13, 2014 pursuant to Section 12(b) Of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement.  Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Trustees and Officers.

The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

*     The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Company or in the Company’s right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company’s declaration of trust authorizes it to obligate itself and its bylaws obligate the Company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a trustee or officer of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a trustee, officer, partner, trustee, member or manager of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Company’s declaration of trust and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any personnel or agent of the Company or a predecessor of the Company.

The Company expects to enter into indemnification agreements with each of its trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit No.	Description
3.1*	Articles of Amendment and Restatement of Declaration of Trust of Starwood Waypoint Residential Trust

3.2*	Amended and Restated Bylaws of Starwood Waypoint Residential Trust

5.1	Opinion of Foley & Lardner LLP (including consent of such firm)

10.1*	Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan

10.2*	Starwood Waypoint Residential Trust Equity Plan

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of John Burns Real Estate Consulting, LLC

*                 Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on January 17, 2014.

Item 9.         Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Oakland, State of California, on February 4, 2014.

Starwood Waypoint Residential Trust

By:	/s/ Gary M. Beasley
	Name:	Gary M. Beasley
	Title:	Co-Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and trustees of Starwood Waypoint Residential Trust, a Maryland real estate investment trust, hereby constitutes and appoints Nina A. Tran and Tamra D. Browne and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post- effective amendments) and exhibits to this Registration Statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gary M. Beasley	Co-Chief Executive Officer and Trustee	February 4, 2014
Gary M. Beasley	(Principal Executive Officer)

/s/ Douglas R. Brien	Co-Chief Executive Officer	February 4, 2014
Douglas R. Brien	(Principal Executive Officer)

/s/ Nina A. Tran	Chief Financial Officer	February 4, 2014
Nina A. Tran	(Principal Financial and Accounting Officer)

/s/ Barry S. Sternlicht	Chairman of the Board of Trustees	February 4, 2014
Barry S. Sternlicht

/s/ Andrew J. Sossen	Trustee	February 4, 2014
Andrew J. Sossen

/s/ Colin T. Wiel	Trustee	February 4, 2014
Colin T. Wiel

/s/ Thomas M. Bowers	Trustee	February 4, 2014
Thomas M. Bowers

/s/ Richard D. Bronson	Trustee	February 4, 2014
Richard D. Bronson

/s/ Michael D. Fascitelli	Trustee	February 4, 2014
Michael D. Fascitelli

/s/ Jeffrey E. Kelter	Trustee	February 4, 2014
Jeffrey E. Kelter

/s/ Christopher B. Woodward	Trustee	February 4, 2014
Christopher B. Woodward

EXHIBIT INDEX

Exhibit No.	Description
3.1*	Articles of Amendment and Restatement of Declaration of Trust of Starwood Waypoint Residential Trust

3.2*	Amended and Restated Bylaws of Starwood Waypoint Residential Trust

5.1	Opinion of Foley & Lardner LLP (including consent of such firm)

10.1*	Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan

10.2*	Starwood Waypoint Residential Trust Equity Plan

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of John Burns Real Estate Consulting, LLC

*                 Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on January 17, 2014.